UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 13, 2013

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	1-10542 (Commission File Number)	11-2165495 (IRS Employer Identification No.)

7201 West Friendly Avenue Greensboro, North Carolina (Address of Principal Executive Offices)	27410 (Zip Code)

Registrant’s telephone number, including area code: (336) 294-4410

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective May 13, 2013, Charles F. McCoy (“Mr. McCoy”) ceased to be the Vice President, Secretary, General Counsel and Chief Risk, Governance and Compliance Officer and an executive officer of Unifi, Inc. (the “Registrant”). On May 14, 2013, the Registrant and Mr. McCoy entered into a Severance Agreement and Waiver of Claims (the “Severance Agreement”) that provides for Mr. McCoy’s separation from employment with the Registrant. Pursuant to the Severance Agreement, Mr. McCoy’s employment shall terminate effective as of July 31, 2013 (the “Separation Date”). Under the terms of the Severance Agreement, (i) until the Separation Date, Mr. McCoy will receive full pay and benefits and has agreed to be available to assist the Registrant in the transition of his duties; (ii) Mr. McCoy will receive aggregate severance of $422,677, subject to applicable withholding and deductions, on the Registrant’s normal bi-weekly payroll periods from August 1, 2013 through November 30, 2014, (iii) Mr. McCoy is eligible for and will receive a cash bonus under the terms of the Registrant’s fiscal 2013 salaried bonus plan, subject to applicable withholdings and deductions and all terms and conditions of such bonus plan, and (iv) Mr. McCoy will continue to receive medical and dental coverage in accordance with the Registrant’s employee welfare benefit plan through the earlier of his new employment, gainful self-employment or November 30, 2014, provided that the premiums for such coverage shall be those applicable to other employees of the Registrant and shall be deducted from the severance payments described above.   In exchange for the consideration provided by the Severance Agreement, Mr. McCoy has also agreed to, among other things, (a) refrain from engaging in certain competitive activities for the severance period expiring November 30, 2014, (b) keep confidential the Registrant’s confidential information for a period of five (5) years following the date of the Severance Agreement, (c) fully release the Registrant, and its subsidiaries and affiliate companies from all claims arising from his employment with or termination from the Registrant, and (d) provide continued cooperation and assistance to the Registrant following the Separation Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

	By:	/s/ RONALD L. SMITH
Ronald L. Smith Vice President and Chief Financial Officer

Dated: May 15, 2013